Filed Pursuant to Rule 433

Registration No. 333-233593

Issuer Free Writing Prospectus dated September 5, 2019

Relating to Preliminary Prospectus Supplement dated September 5, 2019

Agilent Technologies, Inc.

Pricing Term Sheet

2.750% Senior Notes due 2029

Issuer:	Agilent Technologies, Inc.
Principal Amount:	$500,000,000
Security Type:	Senior Notes
Maturity Date:	September 15, 2029
Coupon:	2.750%
Price to Public:	99.316%
Yield to Maturity:	2.829%
Spread to Benchmark Treasury:	+127 basis points
Benchmark Treasury:	1.625% due August 15, 2029
Benchmark Treasury Price and Yield:	100-19+;1.559%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2020
Make-Whole Call:	Prior to June 15, 2029, the greater of par and redemption price at Treasury +20 basis points
Par Call:	On or after June 15, 2029
Trade Date:	September 5, 2019
Settlement Date*:	September 16, 2019 (T+7)
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	00846UAL5 / US00846UAL52
Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings
Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc.
Co-Managers:	Academy Securities, Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc.

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC at 1-212-834-4533 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

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